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                                                                    EXHIBIT 10.8
                                  [LETTERHEAD]


AUGUST 15, 1998




Mr. Eran Wagner

HAND DELIVERY

Dear Eran:

         I am pleased to offer you a position with XaCCT Technologies, Inc., a Delaware corporation (the "Company"), as its Executive Vice President -- Technical Services, commencing on September 25, 1998. You shall report to the Company's President, and shall assume and discharge such responsibilities as are commensurate with such position and as the Company's President may direct. During the term of your employment you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with the policies, procedures and practices of the Company as in effect from time to time.

         You will receive a monthly salary of $12,000 a month, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. As a Company employee, you will also be eligible to receive certain employee benefits including participation in the Company's 401K program and health insurance plan when the Company establishes such program and plan and to the extent of your eligibility under their terms. You should note that the Company might modify salaries and benefits from time to time as it deems necessary.

         You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

         In the event your employment is terminated by the Company without cause, the Company will pay you severance equal to six months (6) of your base salary (as measured as of the date of termination), less applicable taxes and other required withholdings and any amount owed by you to the Company, which severance shall be paid quarterly in equal installments with the first installment paid on the date of termination. Severance pay shall be considered wages for the purpose of any bankruptcy or involuntary proceedings.


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         In the event your employment hereunder shall be terminated by the
Company with cause, this agreement shall be terminate as of the date of such termination of employment with respect to (i), (ii), (iii) and (iv) below and upon forty five (45) days notice with respect to (v) below, and you will not have no right to any severance or other compensation or benefits other than that which is accrued and owing as of the date of termination. The term "Cause" is defined as any one or more of the following occurrences:

               (i) Your conviction by, or entry of a plea of guilty of nolo contendere in, a court of competent and final jurisdiction for any crime which constitute a felony in the jurisdiction involved, which felony materially injured the Company o any of its respective affiliates; or

               (ii) Your commission of a material act of fraud or
                    misappropriation of funds, whether prior to or subsequent to the date hereof, upon the Company or any of its respective affiliates; or

              (iii) Gross negligence by you in the scope of your services to the Company or any of its respective affiliates; or

               (iv) A willful breach by you of a material provision of this agreement; or

               (v) A willful failure by you to substantially perform your duties hereunder

         For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

         You agree that, during the term of your employment with the Company, you will not actively engage in any other employment, occupation, consulting or other business directly or indirectly related to the business in which the Company or XaCCT Ltd. is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company or XaCCT Ltd.

         As a Company employee, you will be expected to abide by the Company's and XaCCT LTD's rules and regulations. You will be expected to sign and comply with an Employment, Confidential Information, and Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. Normal working hours is from 8:30 a.m. to 6:00 p.m., Monday through Friday. Of course as an exempt employee you will be expected to work additional hours as required by your assignments.


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         To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.



         We look forward to working with you.


                                       Sincerely,

                                       XaCCT Technologies, Inc.

                                       /s/ ERIC GRIES

                                       Eric Gries
                                       President and CEO

ACCEPTED AND AGREED TO
This 20 day of AUGUST, 1998
     ---        ------   ---


/s/ ERAN WAGNER
---------------------
Eran Wagner


Enclosures:       Duplicate Original Letter
                  Employment, Confidential Information, and Invention
                  Assignment Agreement


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                    EXECUTIVE MANAGEMENT BONUS PLAN -- FY 1999

            ERAN WAGNER -- EXECUTIVE VICE PRESIDENT, TECHNICAL SERVICES

-    Combination of cash and XACCT Technologies, Ltd. stock options.

- Executive is assigned a set of targeted KPIs. Each KPI has its assigned value (in percentage). Achieving them will determine the amount of the bonus. See below the list of your KPIs and their assigned percentage.

-    Bonus will be paid annually.

- The vesting period for the option portion of the bonus will start on January 1999.

-    The bonus award will be on January 2000 and no later than February 2000.

- The bonus will be on a sliding scale starting from 80% - 100% of attainment of goals.

- Achieving more than 100% of goals will result in acceleration bonus. The CEO will recommend to the Compensation Committee the size of the accelerated portion.


     ---------------------------------------------------------------------------
     KPI                                                              PERCENTAGE
     ---------------------------------------------------------------------------
     Perform at least 10 successful(1) installations in               30%
     Major(2) NSPs
     ---------------------------------------------------------------------------
     Annual Sales - $4 Million                                        20%
     ---------------------------------------------------------------------------
     Adhere to FY 1999 departmental Budget                            20%
     ---------------------------------------------------------------------------
     Execute 2 successful beta program                                20%
     ---------------------------------------------------------------------------
     Deliver 2 training sessions per quarter                          10%
     ---------------------------------------------------------------------------

Bonus at 100% attainment:
-    Cash - $25,440
-    Options - 5,088


I have read the above information.

/s/ ERAN WAGNER                             1/15/99
-----------------------                     -------------
Eran Wagner                                 Date


-----------------------

(1) "Successful installation" is defined as an installation in which a PO has been issued and the product is installed and running in the customer's site.

(2) "Major" is defined as a leading, national, NSP such as Sprint, Northpoint, US West, Time Warner etc.